Exhibit 99.1

Event Notice

Dated June 11, 2015

Issuer:	SLM Student Loan Trust 2002-7

Depositor:	Navient Funding, LLC

Notes to which this Event Notice relates:	Auction Rate Class A-9 Notes (the “Class A-9 Notes”)

CUSIP Numbers:	Class A-9 Notes: 78442GEV4

Event Reported:	Buy Rates to be Bid by an affiliate of the Depositor in Future Auction

Buy Rates to be Bid by an affiliate of the Depositor in Future Auction

For the auction for the Class A-9 Notes occurring on June 15, 2015, an affiliate of the Depositor intends to submit the following buy bids for $10,000,000 aggregate principal amount of outstanding Class A-9 Notes in the amounts and at the related rates stated below.

Principal Amount of Bid:	Bid Rate for related Principal Amount:
$2,000,000	equal to LIBOR + 1.50% per annum
$2,000,000	equal to LIBOR + 1.55% per annum
$2,000,000	equal to LIBOR + 1.60% per annum
$2,000,000	equal to LIBOR + 1.65% per annum
$2,000,000	equal to LIBOR + 1.70% per annum

The previous auctions for the Class A-9 Notes have resulted in the Depositor’s affiliate holding $250,000 principal amount of the Class A-9 Notes. The Depositor’s affiliate plans to bid the All Hold Auction Rate for the Class A-9 Notes it currently holds.

Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Issuer’s indenture, dated as of November 1, 2002.

The information contained in this Event Notice has been submitted by the Depositor to report certain events and future plans of an affiliate of the Depositor with respect to the Notes. Nothing contained in this Event Notice is, or should be construed as, a representation by the Depositor that the information included in this Event Notice constitutes all of the information that may be material to a decision to invest in, hold or dispose of any of the securities listed above, or any other securities of the Issuer.

For additional information, contact:

Mark Rein

Navient Solutions, Inc.

Vice President, Corporate Finance

2001 Edmund Halley Dr.

Reston, VA 20191

Phone: 703-984-5679

Email: Mark.Rein@navient.com